Exhibit 3.1

ALLISON TRANSMISSION HOLDINGS, INC.

SIXTH AMENDED AND RESTATED BYLAWS

As Adopted on May 7, 2020

ii

Section 8.07	Books and Records; Inspection	35
Section 8.08	Electronic Transmission	35
Section 8.09	Electronic Signatures	35

ARTICLE IX AMENDMENT OF BYLAWS		35

Section 9.01	Amendment	35

iii

ALLISON TRANSMISSION HOLDINGS, INC.

SIXTH AMENDED AND RESTATED BYLAWS

As Adopted on May 7, 2020

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.01    Annual Meetings. The annual meeting of the stockholders of Allison Transmission Holdings, Inc. (the “Corporation”) for the election of directors (each, a “Director”) and for the transaction of such other business as properly may come before such meeting shall be held each year either within or without the State of Delaware at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution of the Corporation’s Board of Directors (the “Board”) and set forth in the notice or waiver of notice of the meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.02    Special Meetings. A special meeting of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board pursuant to a resolution of the Board adopted by a majority of the total number of Directors then in office. Any special meeting of the stockholders shall be held at such place, if any, within or without the State of Delaware, and on such date and at such time, as shall be specified in such resolution. The stockholders of the Corporation do not have the power to call a special meeting of the stockholders. Business transacted at any special meeting of the stockholders shall be limited to the purpose(s) stated in the notice. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

Section 1.03    Participation in Meetings by Remote Communication. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 1.04    Notice of Meetings; Waiver of Notice.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. The Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in writing, including by electronic transmission (as defined in Section 8.08 of these bylaws) in accordance with Section 232 of the DGCL, in a manner permitted by the DGCL not less than ten (10) days nor more than sixty (60) days prior to the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, subject to such exclusions as are then permitted by the DGCL. If sent by electronic transmission, such notice shall be deemed given at the time sent by electronic transmission and as provided in Section 232 of the DGCL; provided that any notice by electronic transmission will include a prominent legend that the communication is an important notice regarding the Corporation. The notice shall specify (i) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (ii) the place, if any, date and time of such meeting, (iii) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called and (v) such other information as may be required by law or as may be deemed appropriate by the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. If the stockholder list referred to in Section 1.06 of these bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting.

(b)    A written waiver of notice of meeting signed by a stockholder or a waiver by electronic transmission by a stockholder, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a waiver of notice. Attendance of a stockholder at a meeting is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 1.05    Proxies.

(a)    Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy.

(b)    A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means, including but not limited to by facsimile signature or electronic signature, or by transmitting or authorizing an electronic transmission setting forth an authorization to act as proxy to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. Proxies by electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used if such copy, facsimile telecommunication or other reproduction is a complete reproduction of the entire original writing or transmission.

(c)    No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

Section 1.06    Voting Lists. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare, at least ten (10) days before every meeting of the stockholders (and before any adjournment thereof for which a new record date has been set), a complete list of the stockholders of record entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list, which may be in any format including electronic format, shall be open to the examination of any stockholder prior to and during the meeting for any purpose germane to the meeting in the manner required by the DGCL and other applicable law. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 1.07    Quorum. Except as otherwise provided in the certificate of incorporation of the Corporation (the “certificate of incorporation”) or by law, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, provided, however, that where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.09 of these bylaws until a quorum shall attend.

Section 1.08    Voting.

(a)    Except as otherwise provided in the certificate of incorporation or by law, every holder of record of shares entitled to vote at a meeting of stockholders is entitled to one vote for each share outstanding in his or her name on the books of the Corporation (x) at the close of business on the record date for such meeting, or (y) if no record date has been fixed, at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law, the certificate of incorporation, these bylaws, the rules and regulations of any stock exchange applicable to the Corporation or pursuant to any other rule or regulation applicable to the Corporation, its securities or its stockholders, the vote of a majority of the voting power of the shares entitled to vote at a meeting of stockholders on the subject matter in question represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting. The stockholders do not have the right to cumulate their votes for the election of Directors.

(b)    Except as otherwise provided in these bylaws, and subject to the rights of holders of any series of preferred stock to elect Directors under specified circumstances, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions and broker non-votes not counted as a vote cast either for or against that nominee’s election); provided, however, that a plurality of the votes cast shall be sufficient to elect a Director if the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the meeting date. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

Section 1.09    Adjournment. Any meeting of stockholders may be adjourned from time to time, by the chairperson of the meeting or by the vote of a majority of the shares of stock present in person or represented by proxy at the meeting, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty (30) days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these bylaws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.10    Organization; Procedure; Inspectors of Elections.

(a)    At every meeting of stockholders the presiding officer shall be the Chairman of the Board, or in the event of his or her absence or disability, a presiding officer chosen by resolution of the Board. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as secretary of the meeting. The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding officer of any meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding officer are appropriate for the proper conduct of such meetings. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(b)    Preceding any meeting of the stockholders, the Board may, and when required by law shall, appoint one or more persons to act as inspectors of elections who may be employees of the Corporation, and may designate one or more alternate inspectors. If no inspector or alternate so appointed by the Board is able to act, or if no inspector or alternate has been appointed and the appointment of an inspector is required by law, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. No Director or nominee for the office of Director shall be appointed as an inspector of elections. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall discharge their duties in accordance with the requirements of applicable law.

Section 1.11    Notice of Stockholder Proposals and Nominations.

(a)    Notice of Business to be Brought Before a Meeting.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 1.11(a) and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11(a) in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 1.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 1.11, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 1.11(b) and Section 1.13 and this Section 1.11(a) shall not be applicable to nominations except as expressly provided in Section 1.11(b) and Section 1.13.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11(a). To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)    To be in proper form for purposes of this Section 1.11(a), a stockholder’s notice to the Secretary shall set forth:

(1)    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(2)    As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) , (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(3)    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 1.11(a), the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11(a) shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11(a). The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 1.11(a), and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi)    This Section 1.11(a) is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11(a) with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11(a) shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii)    For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(b)    Notice of Nominations for Election to the Board of Directors.

(i)    Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person (as defined above) (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 1.11(b) and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 1.11(b) and Section 1.13 as to such notice and nomination. For purposes of this Section 1.11(b), “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii)    (1) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 1.11(a)) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 1.11(b) and Section 1.13 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11(b) and Section 1.13.

(2)    Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 1.11(b) and Section 1.13 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11(b). To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 1.11(a)) of the date of such special meeting was first made.

(3)    In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(4)    In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 1.11(b)(ii)(2) or (iii) the tenth day following the date of public disclosure (as defined in Section 1.11(a)) of such increase.

(iii)    To be in proper form for purposes of this Section 1.11(b), a stockholder’s notice to the Secretary shall set forth:

(1)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 1.11(a)(iii)(1), except that for purposes of this Section 1.11(b) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.11(a)(iii)(1));

(2)    As to each Nominating Person, any Disclosable Interests (as defined in Section 1.11(a)(iii)(2), except that for purposes of this Section 1.11(b) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.11(a)(iii)(2) and the disclosure with respect to the business to be brought before the meeting in Section 1.11(a)(iii)(2) shall be made with respect to the election of directors at the meeting); and

(3)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 1.11(b) and Section 1.13 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 1.13(a).

For purposes of this Section 1.11(b), the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11(b) shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v)    In addition to the requirements of this Section 1.11(b) with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Section 1.12    Proxy Access.

(a)    Subject to the provisions of this Section 1.12, if any Eligible Stockholder (as defined below) or group of up to twenty (20) Eligible Stockholders submits to the Corporation a Proxy Access Notice (as defined below) that complies with this Section 1.12 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this Section 1.12 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”), the Corporation shall include in its proxy statement and on its form of proxy and ballot, as applicable (collectively, “proxy materials”), for any annual meeting of stockholders, in addition to any persons nominated for election by the Board or any committee thereof:

(i)    the name of any person or persons nominated by such Nominating Stockholder for election to the Board at such annual meeting of stockholders who meets the requirements of this Section 1.12 (a “Nominee”);

(ii)    disclosure about the Nominee and the Nominating Stockholder required under the rules of the Commission or other applicable law to be included in the proxy materials;

(iii)    subject to the other applicable provisions of this Section 1.12, a written statement, not to exceed 500 words, that is not contrary to any of the Commission’s proxy rules, including Rule 14a-9 under the Exchange Act (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy materials in support of the Nominee’s election to the Board; and

(iv)    any other information that the Corporation or the Board determines, in its discretion, to include in the proxy materials relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 1.12.

(b)    Maximum Number of Nominees.

(i)    The Corporation shall not be required to include in the proxy materials for an annual meeting of stockholders more Nominees than that number of directors constituting twenty-five percent (25%) of the total number of directors of the Corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 1.12 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (A) the number of Nominees who are subsequently withdrawn or that the Board itself decides to nominate for election at such annual meeting of stockholders (including, without limitation, any person who is or will be nominated by the Board pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee) and (B) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board (including, without limitation, any person who was nominated by the Board pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee). In the event that one or more vacancies for any reason occurs on the Board after the deadline set forth in Section 1.12(d) but before the date of the annual meeting of stockholders, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.

(ii)    Any Nominating Stockholder submitting more than one Nominee for inclusion in the Corporation’s proxy materials shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number. In the event that the number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Nominee from each Nominating Stockholder will be included in the Corporation’s proxy materials until the Maximum Number is reached, going in order from largest to smallest of the number of shares of common stock of the Corporation owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 1.12(d), a Nominating Stockholder ceases to satisfy the requirements of this Section 1.12 or withdraws its nomination or a Nominee ceases to satisfy the requirements of this Section 1.12 or becomes unwilling or unable to serve on the Board, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the Corporation: (A) shall not be required to include in its proxy materials the disregarded Nominee; and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and the election of such Nominee will not be voted on at the annual meeting of stockholders.

(c)    Eligibility of Nominating Stockholder.

(i)    An “Eligible Stockholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 1.12(c) continuously for the three-year period specified in subsection (ii) below or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 1.12(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the Exchange Act (or any successor rule).

(ii)    An Eligible Stockholder or group of up to twenty (20) Eligible Stockholders may submit a nomination in accordance with this Section 1.12 only if the person or each member of the group, as applicable, has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (two or more funds referred to under any of clause (i), (ii) or (iii), collectively a “Qualifying Fund”) shall be treated as one Eligible Stockholder. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 1.12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)    The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Commission prior to the submission of the Proxy Access Notice.

(iv)    For purposes of this Section 1.12, an Eligible Stockholder “owns” only those outstanding shares of the common stock of the Corporation as to which the Eligible Stockholder possesses both:

(1)    the full voting and investment rights pertaining to the shares; and

(2)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other property based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (w) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (x) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Each Nominating Stockholder shall furnish any other information that may reasonably be required by the Board to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.

(v)    No person may be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the Corporation’s common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this Section 1.12.

(d)    To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) calendar days before the anniversary of the date of the Corporation’s proxy materials released to stockholders in connection with the previous year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”):

(i)    A copy of the Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;

(ii)    A written notice of the nomination of such Nominee that includes an express election to have such Nominee included in the Corporation’s proxy materials pursuant to this Section 1.12 and includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(1)    the information, representations and agreements required with respect to the nomination of directors pursuant to Section 1.11 and Section 1.13 of these Bylaws;

(2)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3)    a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(4)    a representation and warranty that the Nominee’s candidacy or, if elected, Board membership, would not violate the Certificate of Incorporation, these Bylaws, or any applicable state or federal law or the rules of any stock exchange on which the Corporation’s common stock is traded;

(5)    a representation and warranty that the Nominee:

(A)    does not have any direct or indirect material relationship with the Corporation and otherwise would qualify as an “independent director” under the rules of the primary stock exchange on which the Corporation’s common stock is traded, any applicable rules of the Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors;

(B)    would meet the audit committee independence requirements under the rules of the Commission and of the principal stock exchange on which the Corporation’s common stock is traded;

(C)    would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(D)    would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision);

(E)    is not and has not been, within the past three years, an officer, director, affiliate or representative of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended, and if the Nominee has held any such position during this period, details thereof; and

(F)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(6)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.12(c), has provided evidence of ownership to the extent required by Section 1.12(c), and such evidence of ownership is true, complete and correct;

(7)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.12(c) through the date of the annual meeting of stockholders;

(8)    a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than a solicitation in support of the Nominee or any nominee of the Board;

(9)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of stockholders;

(10)    if desired by the Nominating Stockholder, a Supporting Statement;

(11)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(12)    in the case of any Eligible Stockholder that is a Qualifying Fund consisting of two or more funds, documentation demonstrating that the funds are eligible to be treated as a Qualifying Fund and that each such fund comprising the Qualifying Fund otherwise meets the requirements set forth in this Section 1.12; and

(13)    a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election any individual as director at the annual meeting of stockholders other than its Nominee(s).

(iii)    An executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:

(1)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)    to file with the Commission any solicitation or other communication with the Corporation’s stockholders relating to any Nominee or one or more of the Corporation’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;

(3)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(4)    to indemnify and hold harmless (jointly and severally with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses, demands, claims or other costs (including reasonable attorneys’ fees and disbursements of counsel) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Nominating Stockholder (including, without limitation, relating to any breach or alleged breach of its obligations, agreements, representations or warranties) pursuant to this Section 1.12;

(5)    in the event that (i) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or (ii) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 1.12(c), the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (x) in the case of clause (i) above, notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (y) in the case of clause (ii) above, notify the Corporation why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in Section 1.12(c) (it being understood that providing any such notification referenced in clauses (x) and (y) above shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Nominee from its proxy materials as provided in this Section 1.12); and

(iv)    An executed agreement by the Nominee:

(1)    to provide to the Corporation a completed copy of the Corporation’s director questionnaire and such other information as the Corporation may reasonably request;

(2)    that the Nominee (i) consents to be named in the proxy materials as a nominee and, if elected, to serve on the Board and (ii) has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, these Bylaws and any other Corporation policies and guidelines applicable to directors generally; and

(3)        that the Nominee is not and will not become a party to (1) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in writing, (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation in writing, or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law or with the Corporation’s Corporate Governance Guidelines and any other Corporation policies and guidelines applicable to directors generally.

The information and documents required by this Section 1.12(d) shall be: (x) provided with respect to and executed by each group member, in the case of information applicable to group members; and (y) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) if and to the extent applicable to a Nominating Stockholder or group member. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.12(d) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice pursuant to this Section 1.12.

(e)        Exceptions and Clarifications.

(i)        Notwithstanding anything to the contrary contained in this Section 1.12, (x) the Corporation may omit from its proxy materials any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement), (y) any nomination shall be disregarded, and (z) no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(1)        the Corporation receives a notice pursuant to Section 1.11 that any stockholder intends to nominate a candidate for director at the annual meeting of stockholders;

(2)        the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 1.12 or the Nominating Stockholder withdraws its nomination prior to the annual meeting of stockholders;

(3)        the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Certificate of

Incorporation, these Bylaws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s common stock is traded;

(4)        the Nominee was nominated for election to the Board pursuant to this Section 1.12 at one of the Corporation’s two preceding annual meetings of stockholders and (x) its nomination was withdrawn, (y) such Nominee became ineligible to serve a Nominee or as a Director or (z) such Nominee received a vote of less than twenty percent (20%) of the shares of common stock entitled to vote for such Nominee; or

(5)        (w) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in Section 1.12(c), (x) any of the representations and warranties made in the Proxy Access Notice cease to be true, complete and correct in all material respects (or omits to state a material fact necessary to make the statements made therein not misleading), (y) the Nominee becomes unwilling or unable to serve on the Board or (z) the Nominating Stockholder or the Nominee materially violates or breaches any of its agreements, representations or warranties in this Section 1.12.

(ii)        Notwithstanding anything to the contrary contained in this Section 1.12, the Corporation may omit from its proxy materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (A) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation. Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Nominee or Nominating Stockholder.

(iii)        For the avoidance of doubt, the Corporation may solicit against, and include in the proxy materials its own statement relating to, any Nominee.

(iv)        This Section 1.12 provides the exclusive method for a stockholder to include nominees for election to the Board in the Corporation’s proxy materials (including, without limitation, any proxy card or written ballot).

(v)        The interpretation of, and compliance with, any provision of this Section 1.12, including the representations, warranties and covenants contained herein, shall be determined by the Board or, in the discretion of the Board, one or more of its designees, in each case acting in good faith.

Section 1.13        Additional Requirements For Valid Nomination of Candidates to Serve as Director and, If Elected, to Be Seated as Directors.

(a)        To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 1.11(b) or Section 1.12 and the candidate for nomination, whether nominated by the Board of

Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(b)        The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(c)        A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 1.13, if necessary, so that the information provided or required to be provided pursuant to this Section 1.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d)        No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 1.11(b) and this Section 1.13, as applicable.    The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 1.11(b) and this Section 1.13, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e)        Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 1.11 or 1.12 and this Section 1.13.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01        General Powers. Except as may otherwise be provided by law or by the certificate of incorporation, the affairs and business of the Corporation shall be managed by or under the direction of the Board and the Board may exercise all the powers and authority of the Corporation. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

Section 2.02        Number and Term of Office. The precise number of Directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board. Commencing with the Directors standing for election at the 2016 annual meeting of stockholders, and the 2017 annual meeting of stockholders for all other Directors, each Director, other than any Directors elected by the holders of shares of any class or series of preferred stock provided for or fixed pursuant to the provisions of Article Sixth of the certificate of incorporation (the “Preferred Stock Directors”), shall be elected at the annual meeting of stockholders and hold office until the next annual meeting and until his or her successor shall be elected and qualified, subject to such Director’s earlier death, resignation, retirement, disqualification or removal from office.

Section 2.03        Chairman. The Board shall elect a Chairman. The Chairman shall preside at all meetings of the stockholders and Directors at which he or she is present.

Section 2.04        Regular Meetings. Regular meetings of the Board shall be held on such dates, and at such times and places as are determined from time to time by resolution of the Board.

Section 2.05        Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman or, in the event of his or her absence or disability, by the Chief Executive Officer, the President or any Vice President, or by a majority of the Directors then in office, at such place, date and time as may be specified in the respective notices or waivers of notice of such meetings. Any business may be conducted at a special meeting.

Section 2.06        Notice of Meetings; Waiver of Notice.

(a)        Notices of special meetings shall be given to each Director, and notice of each resolution or other action affecting the date, time or place of one or more regular meetings shall be given to each Director not present at the meeting adopting such resolution or other action, subject to Section 2.09 of these bylaws. Notices shall be given personally, by electronic transmission, in writing, or by telephone, directed to each Director at the address from time to time designated by such Director to the Secretary. Each such notice must be given (received in the case of personal service or delivery of written confirmation) at least 24 hours prior to the time of a meeting.

(b)        A written waiver of notice of meeting signed by a Director or a waiver by electronic transmission by a Director, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Attendance of a Director at a meeting is a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 2.07        Quorum; Voting. At all meetings of the Board, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 2.08        Action by Telephonic Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.09        Adjournment. A majority of the Directors present may adjourn any meeting of the Board to another date, time or place, whether or not a quorum is present. No notice need be given of any adjourned meeting unless (a) the date, time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.06 of these bylaws shall be given to each Director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those Directors not present at the announcement of the date, time and place of the adjourned meeting.

Section 2.10        Action Without a Meeting. Unless otherwise restricted in the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11    Regulations. To the extent consistent with applicable law, the certificate of incorporation and these bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate. The Board may elect from among its members a chairperson and one or more vice-chairpersons to preside over meetings and to perform such other duties as may be designated by the Board.

Section 2.12    Resignations of Directors. Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Secretary. Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.13    Removal of Directors. Subject to the rights of the holders of shares of any class or series of preferred stock then outstanding, if any, to elect additional Directors pursuant to the certificate of incorporation (including any certificate of designation thereunder), (i) Directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of Directors, voting together as a single class, acting at a meeting of the stockholders in accordance with the DGCL, the certificate of incorporation and these bylaws, and (ii) all other Directors may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of Directors, voting together as a single class, acting at a meeting of the stockholders in accordance with the DGCL, the certificate of incorporation and these bylaws.

Section 2.14    Vacancies and Newly Created Directorships. Subject to the rights of the holders of shares of any class or series of preferred stock, if any, to elect additional Directors pursuant to the certificate of incorporation (including any certificate of designation thereunder), any vacancy in the Board that results from the death, disability, resignation, disqualification or removal of any Director or from any other cause or newly created directorship shall be filled solely by the affirmative vote of a majority of the total number of Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 2.15    Director Fees and Expenses. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such or as a member of any committee designated by the Board shall be fixed from time to time by the Board. The Corporation will cause each non-employee Director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service as such or as a member of any committee designated by the Board.

Section 2.16    Reliance on Accounts and Reports, etc.. A Director, as such or as a member of any committee designated by the Board, shall in the performance of his or her duties be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE III

COMMITTEES

Section 3.01    Designation of Committees. The Board shall designate such committees as may be required by applicable laws, regulations or stock exchange rules and may designate such additional committees as it deems necessary or appropriate. Each committee shall consist of such number of Directors, with such qualifications, as may be required by applicable laws, regulations or stock exchange rules or as from time to time may be fixed by the Board and shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation to the extent delegated to such committee by resolution of the Board, which delegation shall include all such powers and authority as may be required by applicable laws, regulations or stock exchange rules. No committee shall have any power or authority as to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of Directors) expressly required by the DGCL to be submitted to stockholders for approval, (b) adopting, amending or repealing any of these bylaws or (c) as may otherwise be excluded by law or by the certificate of incorporation.

Section 3.02    Members and Alternate Members. The members of each committee and any alternate members shall be selected by the Board. The Board may provide that the members and alternate members of each committee serve at the pleasure of the Board. An alternate member may replace any absent or disqualified member at any meeting of the committee. An alternate member shall be given all notices of committee meetings, may attend any meeting of the committee, but may count towards a quorum and vote only if a member for whom such person is an alternate is absent or disqualified. Each member (and each alternate member) of any committee shall hold office only until the time he or she shall cease for any reason to be a Director, or until his or her earlier death, resignation or removal.

Section 3.03    Committee Procedures. A quorum for each committee shall be a majority of its members, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board. The vote of a majority of the committee members present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall keep regular minutes of its meetings and report to the Board when required. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the government of any committee not inconsistent with the provisions of these bylaws or any such charter, and each committee may adopt its own rules and regulations of government, to the extent not inconsistent with these bylaws or any charter or other rules and regulations adopted by the Board.

Section 3.04    Meetings and Actions of Committees. Except to the extent that the same may be inconsistent with the terms of any committee charter required by applicable laws, regulations or stock exchange rules, meetings and actions of each committee shall be governed by, and held and taken in accordance with, the provisions of the following sections of these bylaws, with such bylaws being deemed to refer to the committee and its members in lieu of the Board and its members:

(a)    Section 2.04 (to the extent relating to place and time of regular meetings);

(b)    Section 2.05 (relating to special meetings);

(c)    Section 2.06 (relating to notice and waiver of notice);

(d)    Sections 2.08 and 2.10 (relating to telephonic communication and action without a meeting); and

(e)    Section 2.09 (relating to adjournment and notice of adjournment).

Special meetings of committees may also be called by resolution of the Board.

Section 3.05    Resignations and Removals. Any member (and any alternate member) of any committee may resign from such position at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such member, to the Secretary. Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event. Any member (and any alternate member) of any committee may be removed from such position by the Board at any time, either for or without cause.

Section 3.06    Vacancies. If a vacancy occurs in any committee for any reason, the remaining members (and any alternate members) may continue to act if a quorum is present. A committee vacancy may be filled only by the Board.

ARTICLE IV

OFFICERS

Section 4.01    Officers. The Board shall elect a Chief Executive Officer, President and a Secretary as officers of the Corporation. The Board may also elect a Treasurer, one or more Vice Presidents (any one or more of whom may be designated an Executive Vice President or Senior Vice President), Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Board may determine. In addition, the Board from time to time may delegate to any officer the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any action by an appointing officer may be superseded by action by the Board. Any number of offices may be held by the same person, except that one person may not hold both the office of President and the office of Secretary. No officer need be a Director of the Corporation. For the avoidance of doubt, the term Vice President shall refer to an officer elected by the Board as Vice President and shall not include any employees of the Corporation whose employment title is “Vice President” unless such individual has been elected as a Vice President of the Corporation in accordance with these bylaws.

Section 4.02    Election. Unless otherwise determined by the Board, the officers of the Corporation need not be elected for a specified term but shall serve at the pleasure of the Board or for such terms as may be agreed in the individual case by each officer and the Board. Officers and agents appointed pursuant to delegated authority as provided in Section 4.01 (or, in the case of agents, as provided in Section 4.06) shall hold their offices for such terms as may be determined from time to time by the appointing officer. Each officer shall hold office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal. A failure to elect officers shall not dissolve or otherwise affect the Corporation.

Section 4.03    Compensation. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board or in the manner established by the Board.

Section 4.04    Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board, without prejudice to the rights, if any, of such officer under any contract to which such officer is a party. Any officer granted the power to appoint subordinate officers and agents as provided in Section 4.01 may remove any subordinate officer or agent appointed by such officer, at any time, for or without cause, without prejudice to the rights, if any, of such officer under any contract to which such officer is a party. Any officer or agent may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Board, the Chief Executive Officer or the President, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board or by the officer, if any, who appointed the person formerly holding such office.

Section 4.05    Authority and Duties of Officers. An officer of the Corporation shall have such authority and shall exercise such powers and perform such duties (a) as may be required by law, (b) to the extent not inconsistent with law, as are specified in these bylaws, (c) to the extent not inconsistent with law or these bylaws, as may be specified by resolution of the Board, and (d) to the extent not inconsistent with any of the foregoing, as may be specified by the appointing officer with respect to a subordinate officer appointed pursuant to delegated authority under Section 4.01.

Section 4.06    Chief Executive Officer. The Chief Executive Officer shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. He or she shall manage and administer the Corporation’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation, including, without limitation under the DGCL. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation. Except as otherwise determined by the Board, he or she shall have the authority to cause the employment or appointment of such employees (other than the Chief Executive Officer) or agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend such employee or any agent employed or appointed by any officer or to suspend any agent appointed by the Board. The Chief Executive Officer shall have such other duties as the Board may from time to time prescribe. In the event of absence or disability of the Chairman, the duties of the Chairman shall be performed, and his or her powers may be exercised, by the Chief Executive Officer.

Section 4.07    President. The President shall perform all duties and exercise all powers usually pertaining to the office of a president of a corporation, including, without limitation under the DGCL. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation. The President shall have the duties and powers of the Treasurer if no Treasurer is elected and shall have such other duties and powers as the Board may from time to time prescribe. In the event of absence or disability of the Chief Executive Officer, the duties of the Chief Executive Officer shall be performed, and his or her powers may be exercised, by the President.

Section 4.08    Vice Presidents. Unless otherwise determined by the Board, if one or more Vice Presidents have been elected, each Vice President shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Board or the President. In the event of absence or disability of the President, the duties of the President shall be performed, and his or her powers may be exercised, by such Vice President as shall be designated by the Board or, failing such designation, by the Vice President most senior in order of seniority of election to that office.

Section 4.09    Secretary. Unless otherwise determined by the Board, the Secretary shall have the following powers and duties:

(a)    The Secretary shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders, the Board and any committees thereof in books provided for that purpose.

(b)    The Secretary shall cause all notices to be duly given in accordance with the provisions of these bylaws and as required by law.

(c)    Whenever any committee shall be appointed pursuant to a resolution of the Board, the Secretary shall furnish a copy of such resolution to the members of such committee.

(d)    The Secretary shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all documents and instruments that the Board or any officer of the Corporation has determined should be executed under seal, may sign (together with any other authorized officer) any such document or instrument, and when the seal is so affixed he or she may attest the same.

(e)    The Secretary shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the certificate of incorporation or these bylaws.

(f)    The Secretary shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each such holder became a holder of record.

(g)    The Secretary shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board.

(h)    The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these bylaws or as may be assigned to the Secretary from time to time by the Board, the Chief Executive Officer or the President.

Section 4.10    Treasurer. Unless otherwise determined by the Board, the Treasurer, if there be one, shall be the chief financial officer of the Corporation and shall have the following powers and duties:

(a)    The Treasurer shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records thereof.

(b)    The Treasurer shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be determined by the Board, the Chief Executive Officer or the President, or by such other officers of the Corporation as may be authorized by the Board, the Chief Executive Officer or the President to make such determinations.

(c)    The Treasurer shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board, the Chief Executive Officer or the President may determine from time to time) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(d)    The Treasurer shall render to the Board, the Chief Executive Officer or the President, whenever requested, a statement of the financial condition of the Corporation and of the transactions of the Corporation, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

(e)    The Treasurer shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

(f)    The Treasurer may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing shares of stock of the Corporation the issuance of which shall have been authorized by the Board.

(g)    The Treasurer shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these bylaws or as may be assigned to the Treasurer from time to time by the Board, the Chief Executive Officer or the President.

Section 4.11    Security. The Board may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board.

ARTICLE V

CAPITAL STOCK

Section 5.01    Certificates of Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, except to the extent that the Board has provided by resolution that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have, and the Board may in its sole discretion permit a holder of uncertificated shares to receive upon request, a certificate signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board may determine, to the extent consistent with applicable law, the certificate of incorporation and these bylaws.

Section 5.02    Facsimile Signatures. Any or all signatures on the certificates referred to in Section 5.01 of these bylaws may be in facsimile form, to the extent permitted by law. If any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03    Lost, Stolen or Destroyed Certificates. A new certificate may be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed only upon delivery to the Corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation, and a bond or other undertaking as may be satisfactory to a financial officer of the Corporation designated by the Board to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04    Transfer of Stock.

(a)    Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL. Subject to the provisions of the certificate of incorporation and these bylaws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

(b)    The Corporation may enter into additional agreements with shareholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

Section 5.05    Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, to the fullest extent permitted by law, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. If a transfer of shares is made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.06    Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01    Indemnification.

(a)    In General. The Corporation shall indemnify, to the full extent permitted by the DGCL and other applicable law, as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”) by reason of the fact that (x) such person is or was serving or has agreed to serve as a Director or officer of the Corporation, or (y) such person, while serving as a Director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a Director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise or (z) such person is or was serving or has agreed to serve at the request of the Corporation as a Director, officer or manager of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in such capacity, and who satisfies the applicable standard of conduct set forth in the DGCL or other applicable law:

(1)    in a proceeding other than a proceeding by or in the right of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such proceeding and any appeal therefrom, or

(2)    in a proceeding by or in the right of the Corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or on such person’s behalf in connection with the defense or settlement of such proceeding and any appeal therefrom.

(b)    Indemnification in Respect of Successful Defense. To the extent that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section 6.01(a) or in defense of any claim, issue or matter therein, such person shall be indemnified by the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(c)    Indemnification in Respect of Proceedings Instituted by Indemnitee. Section 6.01(a) does not require the Corporation to indemnify a present or former Director or officer of the Corporation in respect of a proceeding (or part thereof) instituted by such person on his or her own behalf, unless such proceeding (or part thereof) has been authorized by the Board or the indemnification requested is pursuant to the last sentence of Section 6.03 of these bylaws.

Section 6.02    Advance of Expenses. The Corporation shall advance all expenses (including reasonable attorneys’ fees) incurred by a present or former Director or officer in defending any proceeding prior to the final disposition of such proceeding upon written request of such person and delivery of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The Corporation may authorize any counsel for the Corporation to represent (subject to applicable conflict of interest considerations) such present or former Director or officer in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 6.03    Procedure for Indemnification. Any indemnification under Section 6.01 of these bylaws or any advance of expenses under Section 6.02 of these bylaws shall be made only against a written request therefor (together with supporting documentation) submitted by or on behalf of the person seeking indemnification or advance. Indemnification may be sought by a person under Section 6.01 of these bylaws in respect of a proceeding only to the extent that both the liabilities for which indemnification is sought and all portions of the proceeding relevant to the determination of whether the person has satisfied any appropriate standard of conduct have become final. A person seeking indemnification or advance of expenses may seek to enforce such person’s rights to indemnification or advance of expenses (as the case may be) in the Delaware Court of Chancery to the extent all or any portion of a requested indemnification has not been granted within ninety (90) days of, or to the extent all or any portion of a requested advance of expenses has not been granted within twenty (20) days of, the submission of such request. All expenses (including reasonable attorneys’ fees) incurred by such person in connection with successfully establishing such person’s right to indemnification or advancement of expenses under this Article VI, in whole or in part, shall also be indemnified by the Corporation to the fullest extent permitted by law.

Section 6.04    Burden of Proof.

(a)    In any proceeding brought to enforce the right of a person to receive indemnification to which such person is entitled under Section 6.01 of these bylaws, the Corporation has the burden of demonstrating that the standard of conduct applicable under the DGCL or other applicable law was not met. A prior determination by the Corporation (including its Board or any committee thereof, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct does not itself constitute evidence that the claimant has not met the applicable standard of conduct.

(b)    In any proceeding brought to enforce a claim for advances to which a person is entitled under Section 6.02 of these bylaws, the person seeking an advance need only show that he or she has satisfied the requirements expressly set forth in Section 6.02 of these bylaws.

Section 6.05    Contract Right; Non-Exclusivity; Survival.

(a)    The rights to indemnification and advancement of expenses provided by this Article VI shall be deemed to be separate contract rights between the Corporation and each Director and officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect, and no repeal or modification of any of these provisions or any relevant provisions of the DGCL shall adversely affect any right or obligation of such Director or officer existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such “contract rights” may not be modified retroactively as to any present or former Director or officer without the consent of such Director or officer.

(b)    The rights to indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other indemnification or advancement of expenses to which a present or former Director or officer of the Corporation seeking indemnification or advancement of expenses may be entitled by any agreement, vote of stockholders or disinterested Directors, or otherwise.

(c)    The rights to indemnification and advancement of expenses provided by this Article VI to any present or former Director or officer of the Corporation shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.06    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.07    Employees and Agents. The Board, or any officer authorized by the Board to make indemnification decisions, may cause the Corporation to indemnify and advance expenses to any present or former employee or agent of the Corporation in such manner and for such liabilities as the Board may determine, up to the fullest extent permitted by the DGCL and other applicable law.

Section 6.08    Interpretation; Severability. Terms defined in Sections 145(h) or (i) of the DGCL have the meanings set forth in such sections when used in this Article VI. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless (i) indemnify each Director or officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, and (ii) advance expenses to each Director or officer of the Corporation entitled to advancement of expenses under Section 6.02 in accordance therewith, in each case, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.09    Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any present or former Director or officer of the Corporation who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

ARTICLE VII

OFFICES

Section 7.01    Registered Office. The registered office of the Corporation in the State of Delaware shall be located at the location provided in the certificate of incorporation.

Section 7.02    Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Dividends.

(a)    Subject to any applicable provisions of law and the certificate of incorporation, dividends upon the shares of the Corporation may be declared by the Board at any regular or special meeting of the Board, or by written consent in accordance with the DGCL and these bylaws, and any such dividend may be paid in cash, property, or shares of the Corporation’s stock.

(b)    A member of the Board, or a member of any committee designated by the Board shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02    Reserves. There may be set apart out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time may determine proper as a reserve or reserves for meeting contingencies, equalizing dividends, repairing or maintaining any property of the Corporation or for such other purpose or purposes as the Board may determine conducive to the interest of the Corporation, and the Board may similarly modify or abolish any such reserve.

Section 8.03    Execution of Instruments. Except as otherwise required by law or the certificate of incorporation, the Board or any officer of the Corporation authorized by the Board may authorize any other officer or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 8.04    Voting as Stockholder. Unless otherwise determined by resolution of the Board, The Chief Executive officer, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock at any such meeting, or through action without a meeting. The Board may by resolution from time to time confer such power and authority (in general or confined to specific instances) upon any other person or persons.

Section 8.05    Fiscal Year. The fiscal year of the Corporation shall end on December 31st of each year.

Section 8.06    Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 8.07    Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.08    Electronic Transmission. “Electronic transmission”, as used in these bylaws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.09    Electronic Signatures. Any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the certificate of incorporation or these bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable Law.

ARTICLE IX

AMENDMENT OF BYLAWS

Section 9.01    Amendment. Subject to the provisions of the certificate of incorporation, these bylaws may be amended, altered or repealed (a) by the Board or (b) by the stockholders upon the affirmative vote of at least two-thirds of the shares of the Corporation entitled to vote generally in the election of Directors.

Notwithstanding the foregoing, no amendment, alteration or repeal of Article VI shall adversely affect any right or protection existing under bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former Director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment.